Exhibit 5.1

February 17, 2011.

YPF S.A.
Macacha Güemes 515 (C1106BKK)
Ciudad Autónoma de Buenos Aires
República Argentina

Re: YPF S.A. - Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special Argentine counsel to YPF S.A. (the “Company”), a corporation organized under the laws of Argentina, in connection with the filing of a Registration Statement on Form F-3 (the “Registration Statement”) including the related prospectus (the “Prospectus”), under the Securities Act of 1933, as amended. The Registration Statement relates to up to 19,230,771 issued and outstanding shares of Class D common stock (the “Shares”) of the Company, including in the form of American depositary shares, or ADSs, that may be offered and sold from time to time by certain selling shareholders.

We are qualified under Argentine law to give this opinion, and we express no opinion other than as to the laws of Argentina.

In arriving at the opinions expressed below, we have reviewed the originals or copies, certified or otherwise, of such documents and corporate records of the Company and such other instruments and other certificates of officers and representatives of the Company and such other persons, and have made investigations of laws, as we deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion, we have assumed that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, that all persons executing and delivering originals or copies of documents examined by us are authorized to execute and deliver such documents; and that the documents and corporate records of the Company and such other instruments and other certificates of officers and representatives of the Company and such other persons are true and accurate in all material respect as of this date.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Company is a corporation duly organized and validly existing as a corporation in good standing under the laws of Argentina and has all corporate power and authority necessary to conduct its business as currently conducted;

2.           All the outstanding Shares of the Company have been duly authorized, validly issued and subscribed, and are fully paid and non-assessable under the laws of Argentina;

3.           All necessary corporate action on the part of the Company has been taken in respect of the issuance of the ADSs;

4.           Under the laws of Argentina, no personal liability is attached to the registered holders of the ADSs or the Shares by reason of their being registered holders thereof; provided, however, that holders who have a conflict of interest with the Company and who do not abstain from voting or instructing the Depositary to vote at the respective shareholders’ meeting may be liable for damages to the Company, but only if the transaction would not have been approved without such holders’ votes. Furthermore, holders who willfully or negligently vote or instruct the Depositary to vote in favor of a resolution that is subsequently declared void by a court as contrary to the law or the Company’s bylaws may be held jointly and severally liable for damages to the Company or to other third parties, including other shareholders;

5.           No further authorization of the Board of Directors of the Company is required to appoint a registrar or transfer agent in connection with the Shares or to authorize the listing of the ADSs or Shares on the New York Stock Exchange;

6.           We are not aware that any of the Company’s corporate governance practices are not in compliance with applicable Argentine law and the rules of the Buenos Aires Stock Exchange (the “Bolsa de Comercio de Buenos Aires” or “BCBA”);

7.           The Company publishes interim and annual financial reports as required by applicable Argentine law and the rules of the BCBA and does not less than semi-annually;

8.           The Company’s charter and bylaws regarding composition, election and classification of the Company’s Board of Directors are not prohibited by Argentine law or the rules of the BCBA;

9.           The Company’s shareholder approval policies, quorum requirements for shareholder meetings and methods of voting are not prohibited by Argentine law or the rules of the BCBA; and,

10.           Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of such documents and assumptions set forth above as of the date hereof, and the limitations set forth below, the statements contained in the Prospectus under the caption “Material Tax Considerations—Argentine Tax Considerations” insofar as they discuss matters of Argentine tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material Argentine tax consequences to certain individuals and corporations relating to purchase, ownership, and disposition, of the Shares.

The Argentine tax regulations may be amended or revoked at any time. Any such changes may or not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter.

The opinions expressed herein represent counsel’s best legal judgment and are not binding upon any Argentine regulatory body, federal, state, local government, or the Argentine courts, and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in such documents. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in such documents, or the Prospectus. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts, or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions, or factual representations made by the Company could adversely affect the opinions stated herein.

No opinion is expressed as to other transactions contemplated by the Prospectus except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various federal, state, local, or foreign tax consequences that may result from the other transactions contemplated by the Prospectus.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of Securities” and “Enforcement of Judgments Against Foreign Persons” in the Prospectus forming a part of the Registration Statement.

Sincerely yours,

Severgnini, Robiola, Grinberg & Larrechea

By: /s/ Matías Grinberg
      Matías Grinberg